EXHIBIT 99.8

Rule 10b5-1 Sales Plan

This Rule 10b5-1 Sales Plan (the “Plan”) is adopted by Fresenius Medical Care Holdings, Inc. (the “Seller”) on July 10, 2026 (the “Adoption Date”), in order to establish a systematic program by which Citigroup Global Markets Inc. (“CGMI”) will use its reasonable best efforts to sell on the Seller’s behalf shares of the common stock, par value $0.0001 per share (“Stock”) of Humacyte, Inc. (the “Issuer”), which are listed on The Nasdaq Stock Market LLC under the symbol “HUMA.”

A)	Sales Program

1)	The Plan relates to the number of shares of Stock owned by the Seller specified in greater detail on Schedule A attached hereto.

2)	The Seller hereby appoints CGMI as the Seller’s agent to effect sales under this Plan. CGMI will use its reasonable best efforts to effect sales of Stock on behalf of Seller in accordance with the instructions set forth on Schedule A attached hereto and the other provisions of this Plan as set forth below.

3)	The Seller agrees to pay CGMI a commission of $0.02 per share of Stock sold by it under the Plan. CGMI will deduct its commission and any applicable transaction fees from the proceeds of any sale of Stock under this Plan.

4)	The selling instructions on Schedule A shall be adjusted with respect to shares of Stock remaining to be sold under the Plan and daily sales under the Plan following such time as the Seller notifies CGMI of any stock split, reverse stock split, stock dividend, or other like distribution or adjustment affecting the Stock or any change in capitalization with respect to the Issuer. Such adjustment shall be effective as of the effective date of any such transaction.

5)	(Check the applicable box or boxes)

☐	The Seller is or may be deemed an “affiliate” of the Issuer under Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “1933 Act”).

☐	The Seller is subject to the requirements of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

☒	Neither of the above is applicable.

If the Seller is an “affiliate” of the Issuer, or any of the Stock constitutes “restricted securities” as defined in Rule 144, then all sales under this Plan of Stock constituting restricted securities will be executed by CGMI in accordance with the provisions of Rule 144 applicable to affiliates. The Seller agrees not to take, and agrees not to cause any person or entity with whom the Seller would be required to aggregate sales of Stock under Rule 144 to take, any action that would cause any sale under this Plan not to comply with Rule 144.

The Seller agrees to advise CGMI promptly of any sale of Stock by the Seller (or any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule 144) that is not covered by this Plan, except that the Seller may sell Stock outside of this Plan only if and to the extent that no such sale affects the amount of Stock that may be sold under this Plan in compliance with the volume limitations of Rule 144. The Seller acknowledges and agrees that: (i) sales under this Plan shall not be in any way affected by any sales outside of this Plan, and (ii) for purposes of this sentence, the term “Seller” shall mean and include the Seller and any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitation of Rule 144.

The Seller represents and agrees that it has, and will for the Term of this Plan maintain, an account with the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) so that Form 144 may be filed for sales of Stock under this Plan. The Seller agrees that it will immediately notify CGMI if it does not or does not intend to maintain its account with EDGAR such that Form 144 may not be filed so that sales of Stock under this Plan may be suspended or corrected, as applicable.

The Seller and CGMI mutually agree that: (check the applicable box)

☐	The Seller will be responsible for filing any Form 144 required to be filed under this Plan.

☒	CGMI will be responsible for filing any Form 144 required to be filed under this Plan. In connection with such filing(s), the Seller acknowledges and agrees that it will promptly, and in no event later than 5:30 p.m. Eastern Time on the day of any sale of Stock made under the Plan, provide CGMI any and all information and documentation, including the Seller’s EDGAR access codes, required to allow CGMI to make such filing(s) on a timely basis.

The Seller acknowledges that it is solely responsible for complying with Section 16 in connection with this Plan, and that it will be solely responsible if any sales made under this Plan result in the Seller being liable for “short-swing profits” under Section 16.

6)	No later than one business day after each sale of Stock is made under the Plan, the Seller agrees to deposit (or make arrangements with the Issuer or its transfer agent to deposit) into its account at CGMI the number of shares of sold on the day in question. CGMI will not be responsible for the calculation or payment of any taxes owed by the Seller with respect to any sales of Stock under this Plan.

7)	For purposes of this Plan, a “business day” means any trading day on The Nasdaq Stock Market LLC.

8)	It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c) under the Exchange Act and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

B)	Modification, Suspension and Termination

1)	Modification: This Plan may be modified by the Seller only if: (a) CGMI approves the modification in writing, and (b) the Seller represents in writing on the date of such modification that it is not aware of any material non-public information regarding the Issuer or any of its securities (including the Stock) and the modification is being made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act (“Rule 10b-5”). Upon any modification to the amount, price or timing of the sale of Stock under this Plan, sales under the Plan will stop, and any sales under the Plan, as modified, will recommence at least 30 days after the Modification Date.

2)	Suspension Events: The Seller acknowledges that it may not be possible to sell Stock during the term of this Plan (the “Term”) due to: (a) a legal or contractual restriction applicable to the Seller and/or to CGMI, (b) a market disruption (including without limitation a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization), (c) rules governing order execution priority on The Nasdaq Stock Market LLC, or (d) a sale effected pursuant to this Plan that fails to comply (or in the reasonable opinion of CGMI’s counsel is likely not to comply) with Rule 144. In the event the Seller intends to suspend this Plan pursuant to clause (a), the Seller will notify CGMI in writing of its intention and the beginning date and the ending date of the suspension or temporary withdrawal period. The notice shall be provided to CGMI no less than two (2) business days prior to the intended commencement date of the suspension or withdrawal.

3)	Termination Events: This Plan will terminate upon the occurrence of any of the following events: (a) the close of business on the trading day following the date on which the sale of all remaining shares of Stock covered by this Plan shall be completed, including consummation of an all-cash tender offer for the Stock in which Seller, or CGMI as instructed by Seller, shall have tendered the Stock, (b) the close of business on the date specified in Schedule A on which all sales under this Plan will cease, (c) Seller shall fail to comply in any material respect with applicable law and/or its obligations under this Plan within five (5) trading days following Seller’s receipt of notice form CGMI of such failure, (d) the close of business on the second business day following the date on which CGMI receives written notice from the Seller that the Seller has terminated this Plan and the Seller represents in writing on the date of such notice that the termination is being made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (e) consummation of a merger or consolidation of the Issuer into or with another corporation, the sale of all or substantially all the Issuer's properties and assets as, or substantially as, an entirety to another person, or an exchange offer by another person in which, in any such case, holders of the Stock are to receive, as full or partial consideration for their Stock surrendered or exchanged in such transaction, securities of the surviving or successor corporation resulting from such merger or consolidation, of the purchaser in such sale or of the offeror in such exchange offer, (f) the close of business on the second business day following the date on which CGMI notifies the Seller in writing that CGMI has terminated this Plan upon a reasonable determination by CGMI that this Plan no longer complies with Rule 10b5-1 under the Exchange Act ,or (g) the close of business on the second business day following the date on which CGMI receives notice that (i) the Seller has filed a petition for bankruptcy or the adjustment of the Seller’s debts, or (ii) a petition for bankruptcy has been filed against the Seller and has not been dismissed within thirty (30) calendar days of its filing.

C)	Seller Representations

The Seller makes the following representations (which, in the case of paragraph 1, are limited to the paragraph checked by the Seller) on and as of the Adoption Date:

1)	At the time of adoption of this Plan,

☐	The Seller is a “director” or “officer” (as defined in Rule 16a-1(f) under the Exchange Act) of the Issuer. The Seller understands and acknowledges that, as a director or officer of the Issuer, sales under this Plan will not commence until the later of (i) 90 days after the Adoption Date and (ii) two business days after the release of the Issuer’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which this Plan was adopted, subject to a maximum of 120 days after the Adoption Date or such later date as specified in the selling instructions on Schedule A;

☒	The Seller is not a director or officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Issuer. The Seller understands and acknowledges that sales under this Plan will not commence until thirty (30) days after the Adoption Date or such later date as specified in the selling instructions on Schedule A;

2)	The Seller is not aware of any material nonpublic information with respect to the Issuer or any of the Issuer’s securities (including the Stock);

3)	Except as stated in paragraph 6 below, the Seller is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent CGMI from conducting sales throughout the Term in accordance with Schedule A and the Seller agrees to notify CGMI if such becomes the case after the Adoption Date during the Term;

4)	The Seller is entering into and will at all times act with respect to this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, including with respect to any modification thereto or any suspension or termination thereof;

5)	The Seller is adopting this Plan in compliance with the requirements of Rule 10b5-1;

6)	The Stock subject to this Plan is not subject to any liens, security interests or other impediments to transfer (except for the necessity to remove a restrictive legend and/or stop transfer instructions from the shares at the Issuer’s transfer agent), nor is there any litigation, arbitration or other proceeding pending, or to the Seller’s knowledge threatened, that would prevent or interfere with the sale of Stock under this Plan and the Seller agrees to notify CGMI if such becomes the case after the Adoption Date during the Term;

7)	The Seller has not entered into, and will not enter into or alter during the Term, any corresponding or hedging transaction or position with respect to the Stock;

8)	The Seller has not entered into and is not party to any earlier-commencing other contracts, instructions, or plans that qualify for the affirmative defense under Rule 10b5-1(c)(1) for purchases or sales of Issuer securities, including the Stock, on the open market (each, an “Other Plan”);

9)	The Seller has not entered into, and during the Term will not enter into, any Other Plan; provided, however that the Seller may, with prior written notice to CGMI, enter into a later-commencing Other Plan under which trading is not authorized to begin until all trades under this Plan are completed or the Plan has expired or has been terminated and an Effective Cooling-Off Period has been observed; and

10)	The Seller shall not, after the execution of this Plan, attempt to exercise any authority, influence or control over any sales of Stock effected by CGMI pursuant to this Plan.

D)	CGMI Representations. CGMI represents and warrants that it maintains and will maintain at all times that this Plan is in effect appropriate policies and procedures, including without limitation the establishment and ongoing maintenance of a so-called “Chinese wall” between CGMI’s trading personnel and its investment banking and research personnel designed to ensure that each person with trading authority under the Plan does not possess material non-public information with respect to the Issuer or its securities, including the Stock. CGMI shall terminate or suspend the trading authority under the Plan of any such person promptly upon learning that such person has become aware of material non-public information with respect to the Issuer or its securities, including the Stock.

E)	Exchange Act Filings

The Seller agrees to make all filings required by the Exchange Act in connection with this Plan. CGMI will not be required to: (i) make any of these filings on the Seller’s behalf, (ii) review any Exchange Act filing made by the Seller, or (iii) determine whether any Exchange Act filing by the Seller has been made on a timely basis. CGMI will not be liable to the Seller for any misstatement, omission, or defect in any of these filings.

F)	Indemnification and Limitation of Liability; No Advice

1)	The Seller agrees to indemnify, defend and hold harmless CGMI (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and costs (collectively “Losses”)) arising out of or attributable to: (a) any material breach by the Seller of its obligation under this Plan, (b) the material incorrectness or inaccuracy of any of the Seller’s representations and warranties (including the representation required by Section (B)(1) of this Plan), and (c) any material violation by the Seller of the applicable laws or regulations relating to this Plan or the transactions contemplated by this Plan. This indemnification will survive the termination of this Plan. The Seller will have no indemnification obligation in the case of gross negligence or willful misconduct of CGMI or any other indemnified persons.

2)	Regardless of any other term or condition of this Plan, a party will not be liable to the other party for: (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, acts of war (whether or not declared), acts of terrorism, or other causes commonly known as “acts of God”. In addition, CGMI will not be liable to the Seller in the event sales of Stock made in accordance with the terms of this Plan violate the Issuer’s insider trading policies.

3)	The Seller acknowledges that CGMI has not provided the Seller with any tax, accounting or legal advice with respect to this Plan, including whether the Seller would be entitled to any of the affirmative defenses under Rule 10b5-1.

G)	Governing Law

This Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

H)	Entire Agreement

This Plan (including Schedule A) reflects the entire agreement between the parties concerning the sale of Stock under Rule 10b5-1, and supersedes any previous or contemporaneous agreements or promises concerning these sales, whether written or oral. In the event of a conflict between the terms and conditions of this Plan and the terms and conditions of; (i) any other agreement between the Seller and CGMI concerning sales of Stock under Rule 10b5-1, or (ii) any written instructions provided by the Issuer to the Seller concerning this Plan or Rule 10b5-1 plans in general, the terms and conditions of this Plan will govern.

I)	Assignment

This Plan and the rights and obligations thereunder may not be assigned by Seller without written permission of CGMI, except that Seller may assign this Plan and its obligations hereunder to an affiliate of Seller that shall assume Seller’s obligations under this Plan in connection with the sale, transfer or assignment of the Stock to such affiliate, provided, however, that in connection with such assignment, CGMI may require such affiliate to confirm to CGMI the representations and warranties set forth in part C of this Plan. Assignment of this Plan and the rights and obligations thereunder, may not be assigned by CGMI without the consent of Seller, except that CGMI may assign this Plan without Seller’s permission or consent to a broker-dealer who succeeds to the business of CGMI as a result of any acquisition, merger, consolidation, joint venture or other business combination.

J)	Enforceability in the Event of Bankruptcy

The Seller and CGMI acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

K)	Confidentiality

CGMI will maintain the confidentiality of the Plan and will not disclose the specific terms of this Plan to any person or entity, except: (i) to employees, directors, officers, agents and advisors of CGMI and its affiliates or the Issuer who have a legitimate business need to know such information (including, for the avoidance of doubt, to the extent necessary for the Issuer to comply with any disclosure obligations applicable to it), (ii) to any governmental agency having jurisdiction over CGMI or any self-regulatory organization of which CGMI is a member, or (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction.

L)	Method of Communication

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be in writing or made orally, provided that any communications made orally must be confirmed in writing within one business day of such communication.

All notices to CGMI under this Plan shall be provided to:

Citigroup Global Markets Inc.
388 Greenwich Street
Trading Building – 4th Floor
New York, NY 10013
Attn: Special Equity Transactions Group
Email: setg.origination@citi.com
Telephone: 877-531-8365

All notices to Seller under this Plan shall be provided to:

Fresenius Medical Care Holdings, Inc.

920 Winter Street’

Waltham MA 02451-1547

Attn: Pier Messineo

Email: Pier.messineo@freseniusmedicalcare.com

Telephone: 720 236-8793

With a copy to:

Fresenius Medical Care Holdings, Inc.

920 Winter Street’

Waltham MA 02451-1547

Attn: Christine Smith

Email: Christine.smith@freseniusmedicalcare

Telephone: 781 699 9000

M)	Issuer Insider Trading Policy

The Seller hereby represents that (i) the Plan has been provided to the Issuer, and (ii) the Issuer has not objected to Seller’s adoption of the Plan.

N)	Counterpart Signatures

This Plan may be signed in any number of counterparts, each of which taken together will be deemed an original and part of the same Plan.

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IN WITNESS WHEREOF the parties have executed this Plan effective the Adoption Date set forth above.

FRESENIUS MEDICAL CARE HOLDINGS, INC.		CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Christine Smith	By:	/s/ Matthew T. Morris
Name: Christine Smith		Name: Matthew T. Morris
Title: Vice Pres, & Asst. Treasurer		Title: Director

SIGNATURE PAGE TO 10b5-1 PLAN

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